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                                                                   Exhibit 99(j)


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Table of Contents", "Independent Auditors" and "Financial Statements" in the Statement of Additional Information in Post-Effective Amendment Number 7 to the Registration Statement (Form N-1A, No. 333-32231) of Morgan Stanley Strategic Adviser Fund, Inc., and to the incorporation by reference of our report dated February 11, 2002 on the Conservative Portfolio, Aggressive Portfolio, and Moderate Portfolio (the three Portfolios comprising Morgan Stanley Strategic Adviser Fund, Inc.) included in the 2001 Annual Report to Shareholders.

                                                              ERNST & YOUNG LLP


Boston, Massachusetts
April 25, 2002